SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as amended, supplemented, restated and/or modified from time to time, this “Agreement”) is entered into as of May 14, 2021, by and between Creatd, Inc., a Nevada corporation (the “Company”), and each investor identified on the signature pages hereto (each, including its successors and assigns, an “Investor” and collectively, the “Investors”).

BACKGROUND

A. The board of directors (the “Board of Directors”) of the Company has authorized the issuance to each of the Investors of a Note (as defined below) and a Warrant (as defined below).

B Each Investor desires to purchase a Note and a Warrant on the terms and conditions set forth in this Agreement.

C. Concurrently with the execution of this Agreement, the Company, Lind Global Macro Fund, LP in its capacity as agent for the Investors (in such capacity, the “Agent”) and the Investors will enter into a Security Agreement, substantially in the form attached hereto as Exhibit A (the “Security Agreement”), pursuant to which the Company will grant a security interest to the Agent, for the benefit of the Agent and the Investors, in certain of its assets to secure the Company’s obligations hereunder and the Company, the Agent, Arthur Rosen and Eric Goldberg will enter into the Intercreditor Agreement attached hereto as Exhibit B (the “Intercreditor Agreement”).

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings specified or indicated below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition” means the acquisition by the Company or any direct or indirect Subsidiary of the Company of a majority of the Equity Interests or substantially all of the assets and business of any Person, whether by direct purchase of Equity Interests, asset purchase, merger, consolidation or like combination.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agent” has the meaning set forth in the recitals.

“Aggregate Outstanding Amount” means the sum of (a) the Aggregate Principal Amount plus (b) the aggregate accrued and unpaid interest owing to all Investors on the Aggregate Principal Amount.

“Aggregate Principal Amount” has the meaning set forth in Section 2.1.

“Agreement” has the meaning set forth in the preamble.

“Blue Sky Application” has the meaning set forth in Section 9.3(a).

“Board of Directors” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted or required to be closed in New York City.

“Capital Stock” means the Common Stock, the Preferred Stock and any other classes of capital stock of the Company.

“Change of Control” means, with respect to the Company:

(a)	a change in the composition of the Board of Directors of the Company at a single shareholder meeting where a majority of the individuals that were directors of the Company immediately prior to the start of such shareholder meeting are no longer directors at the conclusion of such meeting;

(b)	a change in composition of the Board of Directors of the Company prior to the termination of this Agreement where a majority of the individuals that were directors as of the date of this Agreement cease to be directors of the Company prior to the termination of this Agreement;

(c)	unless their replacements shall be approved by the Requisite Holders, in the sole discretion of such Requisite Holders, any two of the individuals who are the Chief Executive Officer, President or Chairman of the Board of Directors as of the date of this Agreement cease to hold such position at any time prior to the termination of this Agreement;

(d)	other than a shareholder that holds such a position at the date of this Agreement, if a Person comes to have beneficial ownership, control or direction over more than forty percent (40%) of the voting rights attached to any class of voting securities of the Company; or

(e)	the sale or other disposition by the Company or any of its Subsidiaries in a single transaction, or in a series of transactions, of all or substantially all of their respective assets.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 2.1.

“Commitment Fee” means an amount equal to Three and One Half Percent (3.5%) of the Funding Amount for each Investor.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the preamble.

“Conversion Shares” means the shares of Common Stock issuable upon the full or any partial conversion of a Note.

“Effectiveness Period” has the meaning set forth in Section 9.2(a).

“Equity Interests” means and includes capital stock, membership interests and other similar equity securities, and shall also include warrants or options to purchase capital stock, membership interests or other equity interests.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Event of Default” has the meaning set forth in Section 7.1.

“Exempted Securities” means (a) shares of Common Stock or rights, warrants or options to purchase Common Stock issued in connection with any Acquisition, (b) equity securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock, (c) shares of Common Stock or rights, warrants or options to purchase Common Stock issued to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors (“Equity Plans”), (d) shares of Common Stock actually issued upon the exercise of options or shares of Common Stock actually issued upon the conversion or exchange of any securities convertible into Common Stock, in each case provided that such issuance is pursuant to the terms of the applicable option or convertible security, or (e) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement as disclosed on Schedule 1 hereto, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities.

“Funding Amount” shall mean, in respect of any Investor, the amount identified as such on the signature page hereto executed by such Investor, and in the aggregate an amount equal to Four Million Dollars ($4,000,000).

“HSR Act” has the meaning set forth in Section 5.16.

“Intercreditor Agreement” has the meaning set forth in the recitals.

“Investor” has the meaning set forth in the preamble.

“Investor Group” shall mean, in respect of each Investor, such Investor plus any other Person with which such Investor is considered to be part of a group under Section 13 of the 1934 Act or with which the Investor otherwise files reports under Sections 13 and/or 16 of the 1934 Act.

“Investor Party” has the meaning set forth in Section 5.12(a).

“Investor Shares” means the Conversion Shares, the Warrant Shares and any other shares issued or issuable to the Investors pursuant to this Agreement, the Notes or the Warrants.

“IP Rights” has the meaning set forth in Section 3.10.

“Law” means any law, rule, regulation, order, judgment or decree, including, without limitation, any federal and state securities Laws.

“Losses” has the meaning set forth in Section 5.12(a).

“Material Adverse Effect” means any material adverse effect on (i) the businesses, properties, assets, operations, results of operations or financial condition of the Company, or the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or under the Notes or the Warrants; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of general economic conditions; (b) any adverse effect resulting from or arising out of general conditions in the industries in which the Company and the Subsidiaries operate; (c) any adverse effect resulting from any changes to applicable Law; or (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and/or the Subsidiaries compared to other participants in the industries in which the Company and the Subsidiaries operate.

“Maximum Percentage” means 4.99%; provided, that if at any time after the date hereof an Investor Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Company that is registered under the 1934 Act (excluding any Equity Interests deemed beneficially owned by virtue of a Note or a Warrant), then the Maximum Percentage shall automatically increase to 9.99% so long as the Investor Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the Investor Group ceasing to own in excess of 4.99% of such class of Equity Interests).

“Money Laundering Laws” has the meaning set forth in Section 3.25.

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Note” has the meaning set forth in Section 2.1.

“OFAC” has the meaning set forth in Section 3.23.

“Offer Notice” has the meaning set forth in Section 10.1.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” has the meaning set forth in Section 3.4(a).

“Prepayment Right” shall have the meaning set forth in Section 2.4.

“Principal Amount” has the meaning set forth in Section 2.1.

“Proceedings” has the meaning set forth in Section 3.6.

“Prohibited Transaction” means a transaction with a third party or third parties in which the Company issues or sells (or arranges or agrees to issue or sell):

(a) any debt, equity or equity-linked securities (including options or warrants) that are convertible into, exchangeable or exercisable for, or include the right to receive shares of the Company’s Capital Stock:

(i) at a conversion, repayment, exercise or exchange rate or other price that is based on, and/or varies with, a discount to the future trading prices of, or quotations for, shares of Common Stock; or

(ii) at a conversion, repayment, exercise or exchange rate or other price that is subject to being reset at some future date after the initial issuance of such debt, equity or equity-linked security or upon the occurrence of specified or contingent events (other than warrants that may be repriced by the Company); or

(b) any securities in a capital or debt raising transaction or series of related transactions which grant to an investor the right to receive additional securities based upon future transactions of the Company on terms more favorable than those granted to such investor in such first transaction or series of related transactions;

Notwithstanding the foregoing, and for the avoidance of doubt, rights issuances, shareholder purchase plans, Equity Plans, convertible securities, or issuances of Equity Interests, based on the trading price of the Common Stock on the Trading Market but each at a fixed price per share, shall not be deemed to be a Prohibited Transaction.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Investor Shares covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and any “free writing prospectus” as defined in Rule 405 under the 1933 Act.

“register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.

“Registration Statement” means any registration statement of the Company filed under the 1933 Act that covers the resale of any of the Investor Shares pursuant to the provisions of this Agreement, including the Prospectus and amendments and supplements to such Registration Statement, and including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Warrant Shares issuable upon exercise in full of all Warrants or Conversion Shares issuable upon conversion in full of the Notes, ignoring any conversion or exercise limits set forth therein.

“Requisite Holders” means the holder of Notes representing forty percent (40%) or more of the initial Aggregate Principal Amount on the Closing Date.

“Reverse Split” has the meaning set forth in Section 5.21.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.5(a).

“Securities” means the Notes, the Warrants and the Investor Shares.

“Securities Termination Event” means either of the following has occurred:

(a) trading in securities generally in the United States has been suspended or limited for a consecutive period of greater than three (3) Business Days; or

(b) a banking moratorium has been declared by the United States or the New York State authorities and is continuing for a consecutive period of greater than three (3) Business Days.

“Security Agreement” has the meaning set forth in the recitals.

“Stockholder Approval” shall mean the approval of the holders of a majority of the outstanding shares of Company’s voting Common Stock: (a) if and to the extent legally required, to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock by at least the number of shares of Common Stock equal to the number of Shares issuable hereunder, (b) to ratify and approve all of the transactions contemplated by the Transaction Documents, including the issuance of all of Investor Shares (as such term is defined in each of such documents) issued and potentially issuable to the Investor thereunder, all as may be required by the applicable rules and regulations of the Trading Market (or any successor entity).

“Subsidiaries” and “Subsidiary” have the meaning set forth in Section 3.4(b).

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means whichever of the New York Stock Exchange, NYSE American, or the Nasdaq Stock Market (including the Nasdaq Capital Market), on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Notes, the Warrants, the Security Agreement, the Intercreditor Agreement and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

“Warrant” has the meaning set forth in Section 2.1.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

2. PURCHASE AND SALE OF THE NOTES AND THE WARRANTS.

2.1 Purchase and Sale of the Notes and the Warrants. Subject to the terms and conditions set forth herein, at the Closing, the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, (a) a convertible promissory note, in the form attached hereto as Exhibit C (each, a “Note” and together, the “Notes”), in the principal amount set forth on the signature page hereto executed by such Investor (each such amount, the “Principal Amount” of such Note, and all of the Principal Amounts together, the “Aggregate Principal Amount”), and (b) a Common Stock purchase warrant, in the form attached hereto as Exhibit D (each, a “Warrant” and together, the “Warrants”), registered in the name of such Investor, pursuant to which the Investor shall have the right to acquire shares of Common Stock in the amount set forth on the signature page hereto executed by such Investor, in exchange for each Investor’s respective Funding Amount, as set forth on the signature page hereto executed by such Investor. Each Investor and the Company agree that for U.S. federal income tax purposes and applicable state, local and non-U.S. tax purposes, such Investor’s Funding Amount shall be allocable between their Note and their Warrant based on the relative fair market values thereof. No Investor nor the Company shall take any contrary position on any tax return, or in any audit, claim, investigation, inquiry or proceeding in respect of taxes, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended (the “Code”), or any analogous provision of applicable state, local or non-U.S. law.

2.2 Closing. The closing hereunder, including payment for and delivery of the Notes and the Warrants, shall take place remotely via the exchange of documents and signatures, no later than ten (10) Business Days following the execution and delivery of this Agreement, subject to satisfaction or waiver of the conditions set forth in Section 6, or at such other time and place as the Company and the Investor agree upon, orally or in writing (the “Closing,” and the date of the Closing being the “Closing Date”).

2.3 Commitment Fee. At the Closing, the Company shall pay to each Investor the Commitment Fee, in United States dollars and in immediately available funds. The Commitment Fee shall be paid by being offset against the Funding Amount payable by each Investor at Closing.

2.4 Prepayment Right. As set forth in the Notes, in its sole discretion and upon giving the prior written notice set forth in the Notes, the Company will have the right to pre-pay the entire then-outstanding principal amount of the Notes at any time with no penalty or premium of any kind (the “Prepayment Right”); provided, that in the event that the Company elects to exercise its Prepayment Right, each Investor will have the option to convert up to twenty-five percent (25%) of the then outstanding principal amount of their Note, at a price per share equal to the Conversion Price (as such term is defined in the Notes). The parties agree that to the extent the Company elects to exercise any Prepayment Right, the Company shall be required to prepay the outstanding principal amount of the Notes held by all Investors on a pro rata basis based on the Aggregate Principal Amount outstanding on all the Notes at the time of such prepayment.

2.5 Senior Obligation. As an inducement for the Investor to enter into this Agreement and to purchase the Note, all obligations of the Company pursuant to this Agreement and the Note shall be secured by a first priority security interest in and lien upon all assets of the Company pursuant to the terms of the Security Agreement. Each Investor acknowledges that, pursuant to the terms of the Security Agreement, the Company has granted the security interest in favor of the Agent, and the Investors have no rights to take enforcement action with respect to the Collateral and all rights and remedies with respect to the Collateral are as set forth in the Security Agreement.

2.6 Pro Rata Payments. The Company and each Investor hereby agree that, notwithstanding anything to the contrary contained herein or in the Notes, to the extent the Company is obligated to make any payments hereunder or under the Notes to the Investors (or offers to make any prepayments hereunder or thereunder), all such payments shall be applied to outstanding principal amount of the Notes held by all Investors on a pro rata basis based on the Aggregate Outstanding Amount at the time of such prepayment. If any Investor shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of outstanding amounts under the Notes resulting in such Investor receiving payment of a proportion of the Aggregate Outstanding Amount greater than its pro rata share thereof as provided herein, then the Investor receiving such greater proportion shall (a) notify the other Investors of such fact, and (b) purchase (for cash at face value) participations in the principal amount owing to the other Investors under the applicable Notes, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Investors ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes and other amounts owing them. The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Investor acquiring a participation pursuant to the foregoing arrangement may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Investor were a direct creditor of the Company in the amount of such participation.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to each Investor and covenants with each Investor that, except as is set forth in the Disclosure Letter being delivered to each Investor as of the date hereof and as of the Closing Date, the following representations and warranties are true and correct:

3.1 Organization and Qualification. The Company is a corporation duly organized and validly existing in good standing under the Laws of the State of Nevada and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the ownership of its property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

3.2 Authorization; Enforcement; Compliance with Other Instruments. The Company has the requisite corporate power and authority to execute the Transaction Documents, to issue and sell the Notes and the Warrants pursuant hereto, and to perform its obligations under the Transaction Documents, including issuing the Investor Shares on the terms set forth in this Agreement. The execution and delivery of the Transaction Documents by the Company and the issuance and sale of the Securities pursuant hereto, including without limitation the reservation of the Conversion Shares and the Warrant Shares for future insuance, have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, its stockholders or any other Person in connection therewith. The Transaction Documents have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.3 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Notes and the Warrants hereunder will not (a) conflict with or result in a violation of the Company’s Amended and Restated Articles of Incorporation or Bylaws, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material agreement to which the Company or any of the Subsidiaries is a party, or (c) subject to the making of the filings referred to in Section  5, and, violate in any material respect any Law or any rule or regulation of the Trading Market applicable to the Company or any of the Subsidiaries or by which any of their properties or assets are bound or affected. Assuming the accuracy of the Investor’s representations in Section 4 and subject to the making of the filings referred to in Section 5, (i) no approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party (including the Trading Market) in connection with the issuance of the Notes and the Warrants and the other transactions contemplated by this Agreement (including the issuance of the Conversion Shares upon conversion of the Notes and the Warrant Shares upon exercise of the Warrants) and (ii) the issuance of the Notes and the Warrants, and the issuance of the Conversion Shares upon the conversion of the Notes and the Warrant Shares upon exercise of the Warrants will be exempt from the registration and qualification requirements under the 1933 Act and all applicable state securities Laws.

3.4 Capitalization and Subsidiaries.

(a) The authorized Capital Stock of the Company consists of: (i) 100,000,000 shares of Common Stock and (ii) 20,000,000 shares of Preferred Stock to be designated by the Board of Directors, and of which certain shares have already been designated as Series E Preferred Stock (the “Preferred Stock”)). As of the close of business on March 31, 2021, 10,870,780 shares of Common Stock and 1,029 shares of Preferred Stock (all of which were shares of Series E Preferred Stock) were issued and outstanding; and since March 31, 2021, and through the date of this Agreement, the Company has issued 131,674 additional shares of Common Stock and an additional 0 shares of Preferred Stock.  As of March 31, 2021, (x) an aggregate of 300,000 shares of Common stock are issuable upon exercise of options granted under the Jerrick Ventures, Inc. 2015 Incentive Stock and Award Plan, of which 300,000 shares were exercisable as of March 31, 2021 and 0 additional shares are reserved for future issuance thereunder; (y) an aggregate of 700,000 shares of Common stock are issuable upon exercise of options granted under the Company’s 2020 Equity Incentive Plan, of which 145,834 shares were exercisable as of March 31, 2021 and 785,979 additional shares are reserved for future issuance thereunder; and (z) 6,269,771 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants with exercise prices ranging from $2.54 to $24.00 per share. The Company has duly reserved up to 840, 000 shares of Common Stock for issuance upon conversion of the Notes (which assumes Conversion Shares (as defined in the Notes) are used to pay all principal installments under such Note) and has duly reserved 818,182 shares of Common Stock for issuance upon exercise of the Warrants. The Conversion Shares, when issued upon conversion of a Note in accordance with its terms, and the Warrant Shares, if and when issued upon exercise of a Warrant in accordance with its terms, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. Other than as provided in Schedule 3.4(a), shares of the Company’s Capital Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. The Company’s Amended and Restated Articles of Incorporation and Bylaws on file on the SEC’s EDGAR website are true and correct copies of the Company’s Amended and Restated Articles of Incorporation and Bylaws as in effect as of the date hereof. The Company is not in violation of any provision of its Amended and Restated Articles of Incorporation or Bylaws.

(b) Schedule 3.4(b) lists each direct and indirect subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) and indicates for each Subsidiary (i) the authorized capital stock or other Equity Interest of such Subsidiary as of the date hereof, (ii) the number and kind of shares or other ownership interests of such Subsidiary that are issued and outstanding as of the date hereof, and (iii) the owner of such shares or other ownership interests. No Subsidiary has any outstanding stock options, warrants or other instruments pursuant to which such Subsidiary may at any time or under any circumstances be obligated to issue any shares of its capital stock or other Equity Interests. Each Subsidiary is duly organized and validly existing in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own its properties and to carry on its business as now being conducted.

(c) Other than as provided on Schedule 3.4(c), neither the Company nor any Subsidiary is bound by any agreement or arrangement pursuant to which it is obligated to register the sale of any securities under the 1933 Act. There are no outstanding securities of the Company or any of the Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem or purchase any security of the Company or any Subsidiary. There are no outstanding securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes, the Warrants or the Investor Shares. Neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(d) The issuance and sale of any of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any other Person and will not result in the adjustment of the exercise, conversion, exchange, or reset price of any outstanding securities.

(e) As of the date of this Agreement, the Company has capacity under the rules and regulations of the Trading Market to issue up to 2,174,156 shares of Common Stock (or securities convertible into or exercisable for Common Stock) without obtaining Stockholder Approval.

3.5 SEC Documents; Financial Statements.

(a) As of the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, and audited by a firm that is a member a member of the Public Companies Accounting Oversight Board consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto, or, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to an Investor in connection with such Investor’s purchase of a Note and a Warrant which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

(c) The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) reasonable controls to safeguard assets are in place and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6 Litigation and Regulatory Proceedings. Except as disclosed in SEC Documents, there are no material actions, causes of action, suits, claims, proceedings, inquiries or investigations (collectively, “Proceedings”) before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of the Subsidiaries, threatened against or affecting the Company or any of the Subsidiaries, the Common Stock or any other class of issued and outstanding shares of the Company’s Capital Stock, or any of the Company’s or the Subsidiaries’ officers or directors in their capacities as such and, to the knowledge of the executive officers of the Company, there is no reason to believe that there is any basis for any such Proceeding.

3.7 No Undisclosed Events, Liabilities or Developments. No event, development or circumstance has occurred or exists, or to the knowledge of the executive officers of the Company is reasonably anticipated to occur or exist that (a) would reasonably be anticipated to have a Material Adverse Effect or (b) would be required to be disclosed by the Company under applicable securities Laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

3.8 Compliance with Law. The Company and each of the Subsidiaries have conducted and are conducting their respective businesses in compliance in all material respects with all applicable Laws and are in compliance in all material respects with the rules and regulations of the Trading Market. The Company is not aware of any facts which could reasonably be anticipated to lead to a delisting of the Common Stock by the Trading Market in the future.

3.9 Employee Relations. Neither the Company nor any Subsidiary is involved in any union labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company’s employ or otherwise terminate such officer’s employment with the Company.

3.10 Intellectual Property Rights. The Company and each Subsidiary owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “IP Rights”) necessary to conduct their respective businesses as now conducted. None of the material IP Rights of the Company or any of the Subsidiaries are expected to expire or terminate within three (3) years from the date of this Agreement. Neither the Company nor any Subsidiary is infringing, misappropriating or otherwise violating any IP Rights of any other Person. No claim has been asserted, and no Proceeding is pending, against the Company or any Subsidiary alleging that the Company or any Subsidiary is infringing, misappropriating or otherwise violating the IP Rights of any other Person, and, to the Company’s knowledge, no such claim or Proceeding is threatened, and the Company is not aware of any facts or circumstances which might give rise to any such claim or Proceeding. The Company and the Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their material IP Rights.

3.11 Environmental Laws. Except, in each case, as would not be reasonably anticipated to have a Material Adverse Effect, the Company and the Subsidiaries (a) are in compliance with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (b) have received and hold all permits, licenses or other approvals required of them under all such Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval.

3.12 Title to Assets. The Company and the Subsidiaries have good and marketable title to all personal property owned by them which is material to their respective businesses, in each case free and clear of all liens, encumbrances and defects except those set forth on Schedule 3.12. Any real property and facilities held under lease by the Company or any Subsidiary are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries.

3.13 Insurance. The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any of the Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew all existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

3.14 Regulatory Permits. The Company and the Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from all regulatory authorities and agencies necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits with respect to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15 No Materially Adverse Contracts, Etc. Neither the Company nor any of the Subsidiaries is (a) subject to any charter, corporate or other legal restriction, or any judgment, decree or order which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect or (b) a party to any contract or agreement which in the judgment of the Company’s management has or would reasonably be anticipated to have a Material Adverse Effect.

3.16 Taxes. Other than as provided on Schedule 3.16, the Company and the Subsidiaries each has made or filed, or caused to be made or filed, all United States federal, and applicable state, local and non-U.S. tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, required to be paid by it, regardless of whether such amounts are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which it has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and, to the knowledge of the Company, there is no basis for any such claim.

3.17 Solvency. After giving effect to the receipt by the Company of the proceeds from the transactions contemplated by this Agreement (a) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; and (b) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction.

3.18 Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.19 Certain Transactions. Other than as disclosed in the SEC Documents, there are no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.20 No General Solicitation. Neither the Company, nor any of its Affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes pursuant to this Agreement.

3.21 Acknowledgment Regarding the Investors’ Purchase of the Notes and the Warrants. The Company’s Board of Directors has approved the execution of the Transaction Documents and the issuance and sale of the Notes and the Warrants, based on its own independent evaluation and determination that the terms of the Transaction Documents are reasonable and fair to the Company and in the best interests of the Company and its stockholders. The Company is entering into this Agreement and the Security Agreement and is issuing and selling the Notes and the Warrants voluntarily and without economic duress. The Company has had independent legal counsel of its own choosing review the Transaction Documents and advise the Company with respect thereto. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm’s length purchaser with respect to its Note and Warrant and the transactions contemplated hereby and that neither such Investor nor any person affiliated with such Investor is acting as a financial advisor to, or a fiduciary of, the Company (or in any similar capacity) with respect to execution of the Transaction Documents or the issuance of the Notes and the Warrants or any other transaction contemplated hereby.

3.22 No Brokers’, Finders’ or Other Advisory Fees or Commissions. Other than as provided on Schedule 3.22, no brokers, finders or other similar advisory fees or commissions will be payable by the Company or any Subsidiary or by any of their respective agents with respect to the issuance of the Notes or any of the other transactions contemplated by this Agreement.

3.23 OFAC. None of the Company nor any of the Subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company and/or any Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use any proceeds received from the Investor, or lend, contribute or otherwise make available such proceeds to its Subsidiaries or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person currently subject to any of the sanctions of the United States administered by OFAC.

3.24 No Foreign Corrupt Practices. None of the Company or any of the Subsidiaries has, directly or indirectly: (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental authority of any jurisdiction except as otherwise permitted under applicable Law; or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company or its Subsidiaries and their respective operations and the Company has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.

3.25 Anti-Money Laundering. The operations of each of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction of incorporation and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority involving the Company or its Subsidiaries with respect to any of the Money Laundering Laws is, to the best knowledge of the Company, pending, threatened or contemplated.

3.26 Disclosure. The Company confirms that neither it, nor to its knowledge, any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that the Company believes constitutes material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosures provided to the Investor regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR. Each Investor represents and warrants to the Company as follows:

4.1 Organization and Qualification. Such Investor is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation .

4.2 Authorization; Enforcement; Compliance with Other Instruments. Such Investor has the requisite power and authority to enter into this Agreement and the Security Agreement and to perform its obligations under the Transaction Documents. The execution and delivery by such Investor of the Transaction Documents to which it is a party have been duly and validly authorized by such Investor’s governing body, as necessary, and no further consent or authorization is required. The Transaction Documents to which it is a party have been duly and validly executed and delivered by such Investor and constitute valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

4.3 No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by such Investor and the purchase of a Note and a Warrant by such Investor will not (a) conflict with or result in a violation of such Investor’s organizational documents, if applicable, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which such Investor is a party, or (c) violate any Law applicable to such Investor or by which any of such Investor’s properties or assets are bound or affected. No approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party in connection with the purchase of a Note and a Warrant and the other transactions contemplated by this Agreement.

4.4 Investment Intent; Accredited Investor. Each Investor is purchasing its Note and its Warrant for its own account, for investment purposes, and not with a view towards distribution. Such Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the 1933 Act. Such Investor has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (a) evaluating the merits and risks of an investment in its Note, its Warrant and the Investor Shares and making an informed investment decision, (b) protecting its own interests and (c) bearing the economic risk of such investment for an indefinite period of time.

4.5 Opportunity to Discuss. Each Investor has received all materials relating to the business, finance and operations of the Company and the Subsidiaries as it has requested and has had an opportunity to discuss the business, management and financial affairs of the Company and the Subsidiaries with the Company’s management. In making its investment decision, such Investor has relied solely on its own due diligence performed on the Company by its own representatives.

4.6 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that neither the Agent, any Investor nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Notes and the Warrants.

4.7 No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, such Investor makes no other representations or warranties to the Company.

5. OTHER AGREEMENTS OF THE PARTIES.

5.1 No Restrictions on Transfer.  The Investor Shares, when issued and either registered on an effective registration statement or issued in accordance with Rule 144, shall be freely transferrable and any certificates representing such Investor Shares shall not bear any legend.

5.2 Furnishing of Information. As long as an Investor owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act. As long as an Investor owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to such Investor and make publicly available in accordance with Rule 144(c) such information as is required for such Investor to sell the Investor Shares under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Investor Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 or other applicable exemptions.

5.3 Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Investor, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market that would require, under the rules of the Trading Market, the Stockholder Approval.

5.4 Notification of Certain Events. The Company shall give prompt written notice to each Investor of (a) the occurrence or non-occurrence of any Event, the occurrence or non-occurrence of which would render any representation or warranty of the Company contained in this Agreement or any other Transaction Document, if made on or immediately following the date of such Event, untrue or inaccurate in any material respect, (b) the occurrence of any Event that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect, (c) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any Event that would otherwise result in the nonfulfillment of any of the conditions to the Investor’s obligations hereunder, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (e) any Proceeding pending or, to the Company’s knowledge, threatened against a party relating to the transactions contemplated by this Agreement or any other Transaction Document.

5.5 Available Stock. The Company shall at all times keep authorized and reserved and available for issuance, free of preemptive rights, such number of shares of Common Stock as are issuable upon conversion of the Notes and exercise of the Warrants at any time. If the Company determines at any time that it does not have a sufficient number of authorized shares of Common Stock to reserve and keep available for issuance as described in this Section 5.5, the Company shall use all commercially reasonable efforts to increase the number of authorized shares of Common Stock by seeking Stockholder Approval for the authorization of such additional shares.

5.6 Use of Proceeds. The Company will use the proceeds from the sale of the Notes and the Warrants for general working capital purposes.

5.7 Repayment of Notes. If the Company issues any debt, including any subordinated debt or convertible debt (other than the Notes), or any Preferred Stock, then unless otherwise agreed in writing by the Requisite Holders, the Company will immediately utilize the proceeds of such issuance to repay the Notes on a pro rata basis based on the Aggregate Principal Amount outstanding on such date unless doing so would reduce the Nasdaq equity calculation below $3,000,000. If the Company issues any Equity Interests for aggregate proceeds to the Company of greater than $7,000,000, excluding offering costs or other expenses, then unless otherwise agreed in writing by the Requisite Holders, the Company will direct 20% of such proceeds from such issuance to repay the Notes on a pro rata basis based on the Aggregate Principal Amount outstanding on such date unless doing so would reduce the Nasdaq equity calculation below $3,000,000.

5.8 [Reserved].

5.9 [Reserved].

5.10 Prohibited Transactions. The Company hereby covenants and agrees not to enter into any Prohibited Transactions without the prior written consent of the Requisite Holders, until thirty (30) days after such time as the Notes have been repaid in full and/or has been converted into Conversion Shares.

5.11 Securities Laws Disclosure; Publicity. The Company shall, by 9:00 a.m. (New York City time) on the Trading Day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and shall, within four (4) Trading Days following the date hereof, file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including this Agreement as an exhibit thereto; provided, that the Company may not issue such press release or file such Form 8-K without the prior written consent of the Requisite Holders. The Company shall not issue any press release nor otherwise make any such public statement regarding the Investor or the Transaction Documents without the prior written consent of the Requisite Holders, except if such disclosure is required by law, in which case the Company shall (a) ensure that such disclosure is restricted and limited in content and scope to the maximum extent permitted by Law to meet the relevant disclosure requirement and (b) provide a copy of the proposed disclosure to the Requisite Holders for review prior to release and the Company shall incorporate the reasonable comments of the Requisite Holders. Following the execution of this Agreement, each Investor and its Affiliates and/or advisors may, upon receiving the prior written consent of the Requisite Holders, place announcements on their respective corporate websites and in financial and other newspapers and publications (including, without limitation, customary “tombstone” advertisements) describing such Investor’s relationship with the Company under this Agreement and including the name and corporate logo of the Company. Notwithstanding anything herein to the contrary, to comply with United States Treasury Regulations Section 1.6011-4(b)(3)(i), each of the Company and each Investor, and each employee, representative or other agent of the Company or such Investor, may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment, and the U.S. federal and state income tax structure, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to such recipient.

5.12 Indemnification of the Investors.

(a) The Company will indemnify and hold each Investor, its Affiliates and their respective directors, officers, managers, shareholders, members, partners, employees and agents and permitted successors and assigns (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation and defense (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to:

(i) any breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document;

(ii) any misrepresentation made by the Company in any Transaction Document or in any SEC Document;

(iii) any omission to state any material fact necessary in order to make the statements made in any SEC Document, in light of the circumstances under which they were made, not misleading;

(iv) any Proceeding before or by any court, public board, government agency, self-regulatory organization or body based upon, or resulting from the execution, delivery, performance or enforcement of any of the Transaction Documents or the consummation of the transactions contemplated thereby, and whether or not such Investor is party thereto by claim, counterclaim, crossclaim, as a defendant or otherwise, or if such Proceeding is based upon, or results from, any of the items set forth in clauses (i) through (iii) above.

(b) In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

(c) The provisions of this Section 5.12 shall survive the termination or expiration of this Agreement.

5.13 Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Investors or their agents or counsel with any information that the Company believes constitutes material, non-public information. To the extent the Company provides an Investor with material, non-public information, the Company shall publicly disclose such information within forty-eight (48) hours of providing the information to such Investor; provided, however, in the event that such material non-public information is provided such Investor pursuant to Section 10, the Company shall publicly disclose such information within twenty (20) Business Days of providing the information to such Investor. The Company understands and confirms that the Investors shall be relying on the foregoing representation in effecting transactions in securities of the Company.

5.14 Stockholder Approval. To the extent legally required or required by the Trading Market, the Company shall hold a special meeting of stockholders (which may also be at the annual meeting of stockholders) on or before the 30th calendar day following the date such requirement arises for the purpose of obtaining the Stockholder Approval; provided, however, such thirty (30) calendar days shall be increased to sixty (60) calendar days in the event the Company receives comments to its proxy statement from the SEC, with the recommendation of the Board of Directors that such proposal be approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. If the Company does not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every four months thereafter to seek Stockholder Approval until the date the Stockholder Approval is obtained. Prior to any such stockholder meeting, the Company shall timely file a proxy statement pursuant to Section 14(a) of the 1934 Act in compliance in all material respects with the provisions of the Company’s Bylaws and all applicable Law.

5.15 Listing of Securities. The Company shall: (a) in the time and manner required by each Trading Market on which the Common Stock is listed, prepare and file with such Trading Market an additional shares listing application covering the Investor Shares, (b) take all steps necessary to cause such shares to be approved for listing on each Trading Market on which the Common Stock is listed as soon as possible thereafter, (c) provide to each Investor evidence of such listing, and (d) maintain the listing of such shares on each such Trading Market.

5.16 Antitrust Notification. If the Requisite Holders determine, in their sole judgment and upon the advice of counsel, that the issuance of the Notes, the Warrants or the Investor Shares pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company shall file as soon as practicable after the date on which the Company receives notice from the Investor of the applicability of the HSR Act and a request to so file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required to be filed by it pursuant to the HSR Act in connection with such issuance.

5.17 Change of Prime Broker, Custodian. Each Investor has informed the Company of the names of its prime broker and its share custodian. Each Investor shall notify the Company of any change in its prime broker or share custodian within three (3) Business Days of such change having taken effect.

5.18 Share Transfer Agent. The Company has informed each Investor of the name of its share transfer agent and represents and warrants that the transfer agent participates in the Depository Trust Company Fast Automated Securities Transfer program. The Company shall not change its share transfer agent without the prior written consent of the Requisite Holders.

5.19 Tax Treatment. Each Investor and the Company agree that for U.S. federal income tax purposes, and applicable state, local and non-U.S. income tax purposes, the Notes are not intended to be, and shall not be, treated as indebtedness. No Investor nor the Company shall take any contrary position on any tax return, or in any audit, claim, investigation, inquiry or proceeding in respect of taxes, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or non-U.S. law.

5.20 Set-Off.

(a) Each Investor may, subject to the provisions of Section 2.6 hereof, set off any of its obligations to the Company (whether or not due for payment), against any of the Company’s obligations to such Investor (whether or not due for payment) under this Agreement and/or any other Transaction Document.

(b) Each Investor may do anything necessary to effect any set-off undertaken in accordance with this Section 5.20 (including varying the date for payment of any amount payable by the Investor to the Company).

5.21 Reverse Stock Split. If at any time the last closing trade price for the Common Stock on the Trading Market as reported by the Trading Market is less than $1.00, the Company shall promptly call a meeting of the stockholders of the Company for purposes of approving a reverse stock split of the shares of Common Stock such that the trade price of the Common Stock will be at least $2.00 (a “Reverse Split”) and, subject to receipt of stockholder approval, shall use its best efforts to promptly effect a Reverse Split.

5.22 No Repricing. The Company shall not, without the prior written consent of the Requisite Holders, (i) authorize the amendment of any outstanding note, option, warrant, or other derivative security convertible, exercisable or exchangeable for shares of Common Stock to reduce the conversion, exercise or exchange price of any such security or (ii) grant a replacement note, option, warrant or other derivative security convertible, exercisable or exchangeable for shares of Common Stock for the purpose of reducing the conversion, exercise or exchange price of any such security being replaced.

6. CLOSING CONDITIONS

6.1 Conditions Precedent to the Obligations of each Investor. The obligation of each Investor to fund its Note and acquire its Warrant at the Closing is subject to the satisfaction or waiver by the Investor, at or before such Closing, of each of the following conditions:

(a) Required Documentation. The Company must have delivered to such Investor copies of all resolutions duly adopted by the Board of Directors of the Company, or any such other documentation of the Company approving the Agreement, the Transaction Documents and any of the transactions contemplated hereby or thereby.

(b) Consents and Permits. The Company must have obtained and delivered to such Investor copies of all necessary permits, approvals, and registrations necessary to effect this Agreement, the Transaction Documents and any of the transactions contemplated hereby or thereby, including pursuant to Section 3.14 of this Agreement.

(c) Trading Market Approval. The Company must have obtained and delivered to such Investor copies of all necessary Trading Market approvals for the issuance of the Notes, the Warrants, and, upon the conversion of the Notes, the Conversion Shares and upon exercise of the Warrants, the Warrant Shares.

(d) No Event(s) of Default. Such Investor must be of the reasonable opinion that no Event of Default has occurred and no Event of Default would result from the execution of this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby.

(e) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of such Closing as though made on and as of such date;

(f) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to such Closing;

(g) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(h) No Suspensions of Trading in Common Stock; Listing. Trading in the Common Stock shall not have been suspended by the SEC or any Trading Market (except for any suspensions of trading of not more than one day on which the Trading Market is open solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market; and

(i) Limitation on Beneficial Ownership. The issuance of a Note and a Warrant to such Investor shall not cause such Investor Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the 1934 Act which exceeds the Maximum Percentage of the Equity Interests of such class that are outstanding at such time.

(j) Funds Flow Request. The Company shall have delivered to each Investor a flow of funds request, substantially in the form set out in Exhibit E.

6.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to issue a Note and a Warrant to an Investor at the Closing is subject to the satisfaction or waiver by the Company, at or before such Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of such Investor contained herein shall be true and correct in all material respects as of the date when made and as of such Closing Date as though made on and as of such date;

(b) Performance. Such Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Investor at or prior to the Closing; and

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

7. EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Agreement:

(a) an Event of Default under a Note;

(b) any of the representations or warranties made by the Company or any of its agents, officers, directors, employees or representatives in any Transaction Document or public filing being inaccurate, false or misleading in any material respect, as of the date as of which it is made or deemed to be made, or any certificate or financial or other written statements furnished by or on behalf of the Company to the Investor or any of its representatives, is inaccurate, false or misleading, in any material respect, as of the date as of which it is made or deemed to be made, or on any Closing Date; or

(c) a failure by the Company to comply with any of its covenants or agreements set forth in this Agreement, including those set forth in Section 10.

7.2 Investor Right to Investigate an Event of Default. If in the reasonable opinion of the Requisite Holders, an Event of Default has occurred, or is or may be continuing:

(a) the Requisite Holders may notify the Company that they wish to investigate such purported Event of Default;

(b) the Company shall cooperate with the Requisite Holders in such investigation;

(c) the Company shall comply with all reasonable requests made by the Requisite Holders to the Company in connection with any investigation by the Requisite Holders and shall (i) provide all information requested by the Requisite Holders in relation to the Event of Default to the Requisite Holders; provided that the Requisite Holders agree that any materially price sensitive information and/or non-public information will be subject to confidentiality, and (ii) provide all such requested information within three (3) Business Days of such request; and

(d) the Company shall pay all reasonable costs incurred by the Requisite Holders in connection with any such investigation.

7.3 Remedies Upon an Event of Default

(a) If an Event of Default occurs pursuant to Section 7.1(a), each Investor shall have such remedies as are set forth in their Note.

(b) If an Event of Default occurs pursuant to Section 7.1(b) or Section 7.1(c) and is not remedied following written notice provided by the Requisite Holders to the Company within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) ten (10) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Requisite Holders may declare, by written notice to the Company, effective immediately, all outstanding obligations by the Company under the Transaction Documents to be immediately due and payable in immediately available funds and the Investors shall have no obligation to consummate any Closing under this Agreement or to accept the conversion of any Note into Conversion Shares.

(c) If any Event of Default occurs and is not remedied following written notice provided by the Requisite Holders to the Company within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) ten (10) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Requisite Holders may, by written notice to the Company, terminate this Agreement effective as of the date set forth in the Requisite Holders’ notice.

8. TERMINATION

8.1 Events of Termination. This Agreement:

(a) may be terminated:

(i) by the Requisite Holders on the occurrence or existence of a Securities Termination Event or a Change of Control;

(ii) by the mutual written consent of the Company and the Requisite Holders, at any time;

(iii) by either the Company or the Requisite Holders, by written notice to the other Party, effective immediately, if the Closing has not occurred within fifteen (15) Business Days of the date of this Agreement or such later date as the Company and the Requisite Holders agree in writing, provided that the right to terminate this Agreement under this Section 8.1(a)(iii) is not available to any party that is in material breach of or material default under this Agreement or whose failure to fulfill any obligation under this Agreement has been the principal cause of, or has resulted in the failure of the Closing to occur; or

(iv) by the Requisite Holders, in accordance with Section 7.3(c).

8.2 Automatic Termination. This Agreement will automatically terminate, without further action by the parties, at the time after the Closing that the Principal Amount outstanding under the Notes and any accrued but unpaid interest is reduced to zero (0), whether as a result of Conversion or repayment by the Company in accordance with the terms of this Agreement and the Notes.

8.3 Effect of Termination.

(a) Subject to Section 8.3(b), each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

(b) If the Requisite Holders terminate this Agreement under Section 8.1(a)(i):

(i) each Investor may declare, by notice to the Company, all outstanding obligations by the Company to such Investor under the Transaction Documents to be due and payable (including, without limitation, the immediate repayment of any Principal Amount outstanding under a Note plus accrued but unpaid interest) without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by the Company, anything to the contrary contained in this Agreement or in any other Transaction Document notwithstanding; and

(ii) the Company must within ten (10) Business Days of such notice being received, pay to each Investor in immediately available funds the outstanding Principal Amount of their Note plus all accrued interest thereon (if any), unless this Agreement has been terminated as a result of an Event of Default and provided that (A) subsequent to the termination under Section 8.1(a)(i), such Investor is not prohibited by Law or otherwise from exercising its conversion rights pursuant to this Agreement or the Notes, (B) such Investor actually exercises its conversion rights under this Agreement or its Note, and (C) the Company otherwise complies in all respects with its obligation to issue Conversion Shares in accordance with the Notes (which obligation will survive termination). Such payments shall be subject to the provisions of Section 2.6 hereof.

(c) Upon termination of this Agreement, no Investor will be required to fund any further amount after the date of termination of the Agreement, provided that termination will not affect any undischarged obligation under this Agreement, and any obligation of the Company to pay or repay any amounts owing to the Investor hereunder and which have not been repaid at the time of termination.

(d) Nothing in this Agreement will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other Party of its obligations under this Agreement.

(e) [Reserved.]

9. REGISTRATION RIGHTS

9.1 Registration.

(a) Registration Statement. Promptly, but in any event no later than 15 Business Days, the Company shall prepare and file with the SEC a Registration Statement covering the resale of all of the Investor Shares. The foregoing Registration Statement shall be filed on Form S-1 or a Form S-3 or any successor forms thereto. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to each Investor and its counsel at least five (5) Business Days prior to its filing or other submission and the Company shall incorporate all reasonable comments provided by such Investor or its counsel.

(b) Expenses. Except as otherwise expressly provided herein, the Company will pay all fees and expenses incident to the performance of or compliance with this Section 9, including all fees and expenses associated with effecting the registration of the Investor Shares, including all filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Investor Shares for sale under applicable state securities laws, listing fees, fees and expenses of one counsel to each Investor and the Investor’s reasonable expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Investor Shares being sold.

(c) Effectiveness. The Company shall use its best efforts to have the Registration Statement declared effective as soon as practicable after filing thereof but in no event later than the date that is 120 days following the Closing Date. The Company shall notify each Investor by e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after the Registration Statement is declared effective and shall simultaneously provide each Investor with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(d) Piggyback Registration Rights. If the Company at any time determines to file a registration statement under the 1933 Act to register the offer and sale, by the Company, of Common Stock (other than (x) on Form S-4 or Form S-8 under the 1933 Act or any successor forms thereto, (y) an at-the-market offering, or (z) a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement), the Company shall, as soon as reasonably practicable, give written notice to each Investor of its intention to so register the offer and sale of Common Stock and, upon the written request, given within five (5) Business Days after delivery of any such notice by the Company, of an Investor to include in such registration its Investor Shares (which request must (a) be approved by the Requisite Holders and (b) specify the number of Investor Shares proposed to be included in such registration), the Company shall cause all such Investor Shares to be included in such registration statement on the same terms and conditions as the Common Stock otherwise being sold pursuant to such registered offering.

9.2 Company Obligations. The Company will use its commercially reasonable efforts to effect the registration of the Investor Shares in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

(a) use its commercially reasonable efforts to cause the Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the first date on which all Investor Shares are either covered by the Registration Statement or may be sold without restriction, including volume or manner-of-sale restrictions, pursuant to Rule 144 or have been sold by the Investor (the “Effectiveness Period”) and advise each Investor in writing when the Effectiveness Period has expired;

(b) prepare and file with the SEC such amendments and post-effective amendments and supplements to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the Effectiveness Period and to comply with the provisions of the 1933 Act and the 1934 Act with respect to the distribution of all of the Investor Shares covered thereby;

(c) provide copies to and permit counsel designated by the Requisite Holders to review all amendments and supplements to the Registration Statement no fewer than three (3) Business Days prior to its filing with the SEC and not file any document to which such counsel reasonably objects;

(d) furnish to each Investor and its legal counsel, without charge, (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one copy of the Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to the Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as the Investor may reasonably request in order to facilitate the disposition of the Investor Shares that are covered by the related Registration Statement;

(e) immediately notify each Investor of any request by the SEC for the amending or supplementing of the Registration Statement or Prospectus or for additional information;

(f) use its commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment and notify the Company of the issuance of any such order and the resolution thereof, or its receipt of notice of the initiation or threat of any proceeding for such purpose;

(g) prior to any public offering of Investor Shares, use its commercially reasonable efforts to register or qualify or cooperate with each Investor and its counsel in connection with the registration or qualification of such Investor Shares for offer and sale under the securities or blue sky laws of such jurisdictions requested by such Investor and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of such Investor covered by the Registration Statement and the Company shall promptly notify the Investor of any notification with respect to the suspension of the registration or qualification of any of such Investor Shares for sale under the securities or blue sky laws of such jurisdictions or its receipt of notice of the initiation or threat of any proceeding for such purpose;

(h) immediately notify each Investor, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Registration Statement or Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in light of the circumstances in which they were made), and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of such Registration Statement or Prospectus as may be necessary so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of such Prospectus, in light of the circumstances in which they were made);

(i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the 1933 Act and the 1934 Act;

(j) hold in confidence and not make any disclosure of information concerning an Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to complete the Registration Statement or to avoid or correct a misstatement or omission in the Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement, and upon learning that disclosure of such information concerning such Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Investor and allow such Investor, at such Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information; and

(k) take all other reasonable actions necessary to expedite and facilitate disposition by the Investor of all Investor Shares pursuant to the Registration Statement.

9.3 Indemnification.

(a) Indemnification by the Company. The Company will indemnify and hold harmless the Investor Parties, from and against any Losses to which they may become subject under the 1933 Act or otherwise, arising out of, relating to or based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary Prospectus, final Prospectus or other document, including any blue sky application (as defined below), or any amendment or supplement thereof or any omission or alleged omission of a material fact required to be stated therein or, in the case of the Registration Statement, necessary to make the statements therein not misleading or, in the case of any preliminary Prospectus, final Prospectus or other document, necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Investor Shares under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) any violation or alleged violation by the Company or its agents of the 1933 Act, the 1934 Act or any similar federal or state law or any rule or regulation promulgated thereunder applicable to the Company or its agents and relating to any action or inaction required of the Company in connection with the registration or the offer or sale of the Investor Shares pursuant to any Registration Statement; or (iv) any failure to register or qualify the Investor Shares included in any such Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on an Investor’s behalf and will reimburse the Investor Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating, preparing or defending any such Losses; provided, however, that the Company will not be liable in any such case if and to the extent, but only to the extent, that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by an Investor or any such controlling Person in writing specifically for use in such Registration Statement or Prospectus.

(b) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim, action, suit or proceeding with respect to which it seeks indemnification following such Person’s receipt of, or such Person otherwise become aware of, the commencement of such claim, action, suit or proceeding and (ii) permit such indemnifying party to assume the defense of such claim, action, suit or proceeding with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (C) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure or delay of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure or delay to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(c) Contribution. If for any reason the indemnification provided for in the preceding paragraph (a) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. The indemnity and contribution agreements contained in this Section are in addition to any other rights or remedies that any indemnified party may have under applicable law, by separate agreement or otherwise.

10. RIGHTS TO FUTURE STOCK ISSUANCES. Subject to the terms and conditions of this Section 10 and applicable securities laws, if at any time prior to the first anniversary of the Closing, the Company proposes to offer or sell any New Securities, the Company shall first offer Lind Global Macro Fund, LP the opportunity to purchase up to ten percent (10%) of such New Securities, and shall offer the other Investors the opportunity to purchase their Pro Rata Portions (as defined below) of up to ten percent (10%) of such New Securities. The Investors, upon receiving the prior written consent of the Requisite Holders, shall be entitled to apportion the right of first offer hereby granted to it in such proportions as they deem appropriate among themselves and their Affiliates.

10.1 The Company shall give notice (the “Offer Notice”) to each Investor, stating (a) its bona fide intention to offer such New Securities, (b) the number of such New Securities to be offered, and (c) the price and terms, if any, upon which it proposes to offer such New Securities.

10.2 By notification to the Company within five (5) days after the Offer Notice is given, Lind Global Macro Fund, LP may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to ten percent (10%) of such New Securities, and any other Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, its Pro Rata Portion of up to ten percent (10%) of such New Securities. “Pro Rata Portion” means the ratio of (x) Securities purchased on the Closing Date by an Investor participating under this Section 10.2 and (y) the sum of the aggregate Securities purchased on the Closing Date by all Investors participating under this 10.2. The closing of any sale pursuant to this Section 10 shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 10.3.

10.3 The Company may, during the ninety (90) day period following the expiration of the period provided in Section 10.2, offer and sell the remaining portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 10.

10.4 The right of first offer in this Section 10 shall not be applicable to Exempted Securities, or any New Securities registered for sale under the 1933 Act.

11. GENERAL PROVISIONS

11.1 Fees and Expenses. Prior to the date of this Agreement, the Company has paid Morgan, Lewis & Bockius LLP $20,000. At the Closing, the Company shall reimburse Lind Global Macro Fund, LP up to an additional $50,000 of due diligence costs and reasonable fees and disbursements of Morgan, Lewis & Bockius LLP in connection with the preparation of the Transaction Documents it being understood that Morgan, Lewis & Bockius LLP has not rendered any legal advice to the Company in connection with the transactions contemplated hereby and that the Company has relied for such matters on the advice of its own counsel. Further, at the Closing, the Company shall pay to Lucosky Brookman LLP, counsel to the Company, the amount of $124,694 in connection with the transactions contemplated by this Agreement and related matters. All fees to be paid referenced above shall be offset against the Funding Amount of Lind Global Macro Fund, LP and paid directly by Lind Global Macro Fund, LP to each of Morgan, Lewis & Bockius LLP and Lucosky Brookman LLP, as applicable. Except as specified above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Notes and the Warrants.

11.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:

Creatd, Inc.
2050 Center Avenue, Suite 640
Fort Lee, New Jersey
Telephone: (201) 258-3770
Email: jeremy@creatd.com
Attention: Jeremy Frommer, Founder & Chief Executive Officer

With a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, NJ 08830

Telephone: (732) 395-4400

Email: jlucosky@lucbro.com

Attention: Joseph Lucosky

If to an Investor, such address set forth on the signature page hereto executed by such Investor;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

11.3 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

11.5 Jurisdiction and Venue. Any action, proceeding or claim arising out of, or relating in any way to this Agreement shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York. The Company and the Investors irrevocably submit to the jurisdiction of such courts, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum. The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding.

11.6 WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

11.7 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities.

11.8 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

11.9 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Requisite Holders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

11.10 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

11.11       Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Company and the Investors and their respective successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Requisite Holders. Each Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investor” and such transferee is an accredited investor.

11.12 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.13       Counterparts. This Agreement may be executed in identical counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

11.14 Specific Performance. The Company acknowledges that monetary damages alone would not be adequate compensation to the Investors for a breach by the Company of this Agreement and the Requisite Holders may seek an injunction or an order for specific performance from a court of competent jurisdiction if (a) the Company fails to comply or threatens not to comply with this Agreement or (b) the Requisite Holders have reason to believe that the Company will not comply with this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first set forth above.

COMPANY:

CREATD, INC.

By:
Name:	Jeremy Frommer
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investor:

Signature of Authorized Signatory of Investor:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Notice to Investor:

Address for Delivery of Securities to Investor (if not same as address for notice):

Funding Amount:

Principal amount of Note:

Warrant shares of Common Stock:

EIN Number:

EXHIBIT A

FORM OF SECURITY AGREEMENT

[See attached]

EXHIBIT B

FORM OF INTERCREDITOR AGREEMENT

[See attached]

EXHIBIT C

FORM OF NOTE

[See attached]

EXHIBIT D

FORM OF WARRANT

[See attached]

EXHIBIT E

FLOW OF FUNDS REQUEST

Creatd, Inc. – Securities Purchase Agreement – Flow of Funds Request

In connection with the Securities Purchase Agreement, dated May 14, 2021 (the “Agreement”) between Creatd, Inc. (the “Company”) ____________________ (the “Investor”) and the other investors signatory thereto, the Company irrevocably authorizes the Investor to distribute such funds as set out below, in the manner set out below, at the Closing.

Capitalized terms used but not otherwise defined in this letter will have the meaning given to such terms in the Agreement.

Item	Amount
Closing	$
Commitment Fee	$
Legal Fees – Lucosky Brookman LLP	$
Total	$

Please transfer the net amount of US $ due at the Closing, to the following bank account:

Beneficiary Bank:
Swift code:
ABA/Routing #:
Account #:
Beneficiary name and address:

Yours sincerely,

CREATD, INC.

By:
Name
Title